Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Airgain, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-229680 on Form S-3 and No. 333-213770 on Form S-8 of Airgain, Inc. of our report dated February 19, 2021, with respect to the balance sheets of Airgain, Inc. as of December 31, 2020 and 2019, the related statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Airgain, Inc.

/s/ KPMG, LLP

San Diego, California

February 19, 2021